Exhibit 10.1

Summary Sheet

Compensation For Non-Executive Directors of News Corporation

(Effective as of July 1, 2006)

Summary of compensation amounts

Cash (annual amount in US$)
1.	Cash Retainer - $85,000
2.	Committee Member Retainer Audit - $15,000 Compensation - $10,000 Nominating/Corporate Governance $10,000
3.	Committee Chair Retainer: Audit - $25,000 Compensation - $15,000 Nominating/Corporate Governance - $15,000
4.	Deferred Stock Retainer - $100,000 value

The annual retainer paid to non-executive directors is partly paid in cash and partly paid in deferred stock units for a total amount of $185,000 per year.

Cash

•	Committee members of the Board will receive a further retainer. The chairman of a committee will receive an additional retainer.
•	There is no "per meeting attended" compensation.
•	Non-executive directors who join or leave the board will receive a partial payment of the cash portion of the retainer.

Deferred Stock Units
•	Non-executive directors are credited with the number of shares of News Corporation Class A Common Stock equal to $100,000 per year.
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The value of the shares will be paid to non-executive directors in cash on the fifth anniversary date of when it was credited to the directors' account, unless such director leaves the board before such date.

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Upon a non-executive director's end of service on the Board, such director will be paid the value of the shares credited to his or her account at the market value of such shares as of the date of the director's end of service.